EXHIBIT 23

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of GWS Technologies, Inc. FKA First Responder Products, Inc., of our report dated February 13, 2009 on our audit of the financial statements of GWS Technologies, Inc. as of October 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended October 31, 2008 and 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

February 13, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501